Crane NXT Appoints Jeong H. Kim to Board of Directors
WALTHAM, Mass. – October 7, 2026 – Crane NXT, Co. (NYSE: CXT), a global leader in authentication and traceability technologies, today announced the appointment of Jeong H. Kim to its Board of Directors, effective October 29, 2026.

Dr. Kim brings decades of leadership experience spanning advanced technologies, communications, engineering and global business, with a proven track record of translating technical expertise into commercial success. He currently serves as Executive Chairman and Co-Founder of Kiswe Mobile, Inc. and previously served as President of Bell Labs, where he was the first leader recruited from outside the organization in its more than 80-year history.

“Jeong is a globally recognized technology leader with an exceptional record of building advanced technologies and bringing them to market,” said John S. Stroup, Chairman of the Crane NXT Board. “His experience translating technical expertise into commercial success will bring valuable perspective to our Board as we continue to strengthen our market leadership, expand our portfolio and create long-term value for shareholders.”

“Crane NXT has built a differentiated technology portfolio that helps customers authenticate, secure and trace critical products and assets,” said Dr. Kim. “I look forward to working with the Board and management team as the Company continues to build on competitive strengths and pursue long-term growth opportunities.”

Dr. Kim has served on numerous corporate, university and nonprofit boards, including the board of Samsung Electronics. He is a member of the National Academy of Engineering and a recipient of the National Medal of Technology and Innovation, France’s Legion of Honor and the Horatio Alger Award.
Dr. Kim holds a Ph.D. in reliability engineering from the University of Maryland, a master’s degree in technical management and a bachelor’s degree in electrical engineering and computer science from Johns Hopkins University.

About Crane NXT, Co.
Crane NXT is a global leader in authentication and traceability technologies that secure, detect, and authenticate what matters most to its customers. Through its two market-leading business segments, Security & Authentication Technologies and Detection & Traceability Technologies, Crane NXT provides innovative solutions that prevent the counterfeiting of products and identities and ensure the quality, authenticity, and traceability of products across the supply chain. Crane NXT’s approximately 6,000 employees help customers protect critical assets and address complex authentication, security and traceability challenges around the world every day. For more information, visit www.cranenxt.com.

Contact:
John Walsh
Vice President, Investor Relations
john.walsh@cranenxt.com
www.cranenxt.com